Exhibit 15.2

Our ref DOCPROPERTY DocXDocID KKZ/753588-000006/26035275v3

Chindata Group Holdings Limited

No. 47 Laiguangying East Road,

Chaoyang District, Beijing, 100012

The People’s Republic of China

28 April 2023

Dear Sir or Madam

Chindata Group Holdings Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Chindata Group Holdings Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2022 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-251911) that was filed on 6 January 2021, pertaining to the Chindata Group Holdings Limited 2020 Share Option Plan and registration statement on Form S-8 (File No. 333-265840) that was filed on 24 June 2022, pertaining to the Chindata Group Holdings Limited 2020 Share Option Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<ATHR>>/<<CLT>>-<<MTR>>/<<NUM>>v<<VER>> \* MERGEFORMAT KKZ/753588-000006/26035275v3